Exhibit 99.1

AGREEMENT FOR SHARE EXCHANGE

THIS AGREEMENT FOR SHARE EXCHANGE (this “Agreement”), dated as of the 1st day of April 2010, is by and among China Transportation International Holdings Group Limited, a Nevada corporation (“China Transportation”), and Eminent Promise Limited, a corporation incorporated under the laws of the British Virgin Islands (“Eminent Promise”), the Shareholders of Eminent Promise listed in Exhibit A who execute this Agreement (the “Eminent Promise Shareholders”), and Mr. Yueming Guo, individually  (collectively referred to as the “Parties”).

RECITALS

WHEREAS, China Transportation and Eminent Promise desire to complete a share exchange transaction pursuant to which China Transportation shall acquire all of the issued and outstanding common stock of Eminent Promise in exchange for the issuance of 14,700,000 shares of restricted common stock of China Transportation to the Eminent Promise Shareholders; and

WHEREAS, the Board of Directors of China Transportation and the Board of Directors of Eminent Promise have each approved the proposed transaction, contingent upon satisfaction prior to closing of all of the terms and conditions of this Agreement; and

WHEREAS, the Eminent Promise Shareholders are the owners of all of the issued and outstanding common stock of Eminent Promise; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with completion of the proposed share exchange transaction.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the Parties hereby agree as follows:

ARTICLE I
THE EXCHANGE

1.1           The Exchange.  At the Closing (as hereinafter defined), China Transportation shall acquire all of the issued and outstanding common stock of Eminent Promise from the Eminent Promise Shareholders. Consideration to be issued by China Transportation shall be a total of 14,700,000 restricted shares of its common stock (the “Exchange Shares”) issued to the Eminent Promise Shareholders in the amounts and percentages set forth in Exhibit B in exchange for 100% of the issued and outstanding common stock of Eminent Promise (the “Exchange”).  The Exchange shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law. Immediately following completion of the share exchange transaction through issuance of the Exchange Shares, China Transportation shall have a total of 20,000,000 shares of its common stock issued and outstanding.

China Transportation International Holdings Group Limited
Agreement for Share Exchange

1.2           Closing and Effective Time.  Subject to the provisions of this Agreement, the Parties shall hold a closing (the "Closing") on (i) the first business day on which the last of the conditions set forth in Article V to be fulfilled prior to the Closing is fulfilled or waived or (ii) such other date as the Parties hereto may agree (the "Closing Date"), at such time and place as the Parties hereto may agree. Such date shall be the date of Exchange (the "Effective Time").

ARTICLE II
REPRESENTATIONS AND WARRANTIES

2.1           Representations and Warranties of China Transportation.  China Transportation represents and warranties to Eminent Promise as follows:

(a)           Organization, Standing and Power.  China Transportation is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b)           Capital Structure. As of the date of execution of this Agreement, the authorized capital stock of China Transportation consists of (a) 300,000,000 shares of Common Stock, of which 20,000,000 shares are issued and outstanding, and (b) 30,000,000 shares of preferred stock, par value $0.001 per share, none of which are issued and outstanding. The Exchange Shares to be issued pursuant to this Agreement shall be, when issued pursuant to the terms of the resolution of the Board of Directors of China Transportation approving such issuance, validly issued, fully paid and nonassessable and not subject to preemptive rights.  Except as otherwise specified herein, as of the date of execution of this Agreement, there are no other options, warrants, calls, agreements or other rights to purchase or otherwise acquire from China Transportation at any time, or upon the happening of any stated event, any shares of the capital stock of China Transportation whether or not presently issued or outstanding. There are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which China Transportation is a party or by which it is bound with respect to any equity security of any class of China Transportation, and there are no agreements to which China Transportation is a party, or which China Transportation has knowledge of, which conflict with this Agreement or the transactions contemplated herein or otherwise prohibit the consummation of the transactions contemplated hereunder.

(c)           Certificate of Incorporation; Bylaws.  The copies of the Articles of Incorporation and of the Bylaws of China Transportation which have been delivered to Eminent Promise and attached hereto as Schedule 2.1 (c) are true, correct and complete copies thereof.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of China Transportation’s Articles of Incorporation or the Bylaws.

China Transportation International Holdings Group Limited
Agreement for Share Exchange

(d)           Authority.  China Transportation has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of China Transportation.  No other corporate or shareholder proceedings on the part of China Transportation are necessary to authorize the Exchange, or the other transactions contemplated hereby.

(e)           Conflict with Other Agreements; Approvals.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "violation") pursuant to any provision of the Articles of Incorporation or Bylaws or any organizational document of China Transportation or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to China Transportation which violation would have a material adverse effect on China Transportation taken as a whole.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required by or with respect to China Transportation in connection with the execution and delivery of this Agreement by China Transportation or the consummation by China Transportation of the transactions contemplated hereby.

(f)           Books and Records.  China Transportation has made and will make available for inspection by Eminent Promise upon reasonable request all the books of China Transportation relating to the business of China Transportation. Such books of China Transportation have been maintained in the ordinary course of business.  All documents furnished or caused to be furnished to Eminent Promise by China Transportation are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(g)           Compliance with Laws.  China Transportation is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(h)           SEC Filings.   China Transportation is a reporting Company with the Securities and Exchange Commission and is current in all of its required reporting obligations.

 (i)           Liabilities.  China Transportation has no outstanding liabilities as of the date of execution of the Agreement.

China Transportation International Holdings Group Limited
Agreement for Share Exchange

(j)            Litigation.  There is no suit, action or proceeding pending, or, to the knowledge of China Transportation, threatened against or affecting China Transportation which is reasonably likely to have a material adverse effect on China Transportation, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against China Transportation having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(k)           Tax Returns.  China Transportation has duly filed any tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by any federal, state or local taxing authorities. There are not now any pending questions relating to, or claims asserted for, taxes or assessments asserted upon China Transportation.

 (l)           Information.  The information concerning China Transportation set forth in this Agreement, the schedules to this Agreement and the China Transportation SEC reports is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, China Transportation has fully disclosed in writing to Eminent Promise and Eminent Promise Shareholders (through this Agreement or the schedules to this Agreement) all information relating to matters involving China Transportation or its assets or its present or past operations or activities which: (i) indicated or may indicate, in the aggregate, the existence of a greater than $1,000 liability, (ii) have led or may lead to a competitive disadvantage on the part of China Transportation or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to material adverse effect, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters or proceedings and transactions with affiliates.

(m)          Absence of Certain Changes or Events.  Since the date of the most recent China Transportation balance sheet included in the China Transportation SEC reports:

(1)        there has not been: (i) any material adverse change in the business, operations, properties, assets or condition of China Transportation or (ii) any damage, destruction or loss to China Transportation (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of China Transportation;

(2)       China Transportation has not: (i) amended its Articles of Incorporation or Bylaws except as required by this Agreement; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of China Transportation; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements of any kind or nature; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or  termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

China Transportation International Holdings Group Limited
Agreement for Share Exchange

(3)       China Transportation has not: (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent); (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent China Transportation balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights, or canceled, or agreed to cancel, any debts or claims; (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of China Transportation; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

(4)       to its knowledge, China Transportation has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of Eminent Promise.

(n)	Contracts. Except for the material contracts disclosed in Schedule 2.1 (n):

(1)       China Transportation is not a party to, and its assets or properties are not bound by, any contract, franchise, agreement, debt instrument or other commitments whether such agreement is in writing or oral;

(2)       China Transportation is not a party to or bound by, and the properties of China Transportation are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award; and

(3)       China Transportation is not a party to any oral or written: (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of China Transportation.

China Transportation International Holdings Group Limited
Agreement for Share Exchange

(o)              No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated hereby and thereby will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any China Transportation material contracts or otherwise have a material adverse effect.

(p)              Filings, Consents and Approvals.  China Transportation is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other foreign, federal, state, local or other governmental authority or other person or entity in connection with the execution, delivery and performance by China Transportation of this Agreement or any document or instrument contemplated hereby or thereby, except as expressly contemplated herein.

(q)              Material Transactions or Affiliations.  Except as disclosed in the China Transportation SEC reports or on the schedules to this Agreement, there exists no contract, agreement or arrangement between China Transportation and any predecessor and any person or entity who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by China Transportation to own beneficially, 5% or more of the issued and outstanding common stock of China Transportation and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof.  Neither any officer, director, nor 5% stockholders of China Transportation has, or has had since inception of China Transportation, any known interest, direct or indirect, in any such transaction with China Transportation which was material to the business of China Transportation.  China Transportation has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

(r)              Bank Accounts; Power of Attorney.  Set forth on Schedule 2.1 (r) is a true and complete list of: (a) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by China Transportation within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of China Transportation, (b) all safe deposit boxes and other similar custodial arrangements maintained by China Transportation within the past twelve (12) months, (c) the check ledger for the last 12 months, and (d) the names of all persons holding powers of attorney from China Transportation or who are otherwise authorized to act on behalf of China Transportation with respect to any matter, other than its officers and directors, and a summary of the terms of such powers or authorizations.

(s)              Valid Obligation.  This Agreement and all agreements and other documents executed by China Transportation in connection herewith and therewith constitute the valid and binding obligation of China Transportation, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

(t)              Title to Property.  China Transportation does not own or lease any real property or personal property.  There are no options or other contracts under which China Transportation has a right or obligation to acquire or lease any interest in real property or personal property.

China Transportation International Holdings Group Limited
Agreement for Share Exchange

(u)              Questionable Payments.  Neither China Transportation nor, to China Transportation’s knowledge, any of its current or former stockholders, directors, officers, employees, agents or other persons or entities acting on behalf of China Transportation, has on behalf of China Transportation or in connection with China Transportation’s business: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of China Transportation; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

(v)              Solvency.  China Transportation has not: (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (e) admitted in writing its inability to pay its debts as they come due; or (f) made an offer of settlement, extension or composition to its creditors generally.

(w)              OFAC.  None of China Transportation nor, to the knowledge of China Transportation, any director, officer, agent, employee, affiliate or person acting on behalf of China Transportation, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and China Transportation has not heretofore engaged in any transaction to lend, contribute or otherwise make available its funds or the funds of any joint venture partner or other person or entity towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any person or entity currently subject to any U.S. sanctions administered by OFAC.

(x)              Employees; Consultants, etc..  Except as disclosed in the China Transportation SEC reports, China Transportation has no employees, officers, directors, agents or consultants.  China Transportation maintains no employee benefit plans or programs of any kind or nature.

(y)              Insurance.  China Transportation does not hold or maintain, nor is China Transportation obligated to hold or maintain, any insurance on behalf for itself or its assets or for any officer, director, employee or stockholder of China Transportation.

2.2       Representations and Warranties of Eminent Promise.  Eminent Promise represents and warrants to China Transportation as follows:

China Transportation International Holdings Group Limited
Agreement for Share Exchange

(a)           Organization, Standing and Power.  Eminent Promise is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b)          Subsidiary.  Eminent Promise is the registered and beneficial owner of 100% of the issued and outstanding capital stock of Tone Express (HK) Limited, a corporation incorporated under the laws of Hong Kong (“Tone Express”) and has no other direct subsidiaries.  Tone Express is the registered and beneficial owner of 100% of the issued and outstanding capital stock of Yiyang Tone Express (HK) Limited, a corporation incorporated under the laws of the Peoples Republic of China (“PRC”) (“Yiyang Tone Express”) and has no other direct subsidiaries.  Yiyang Tone Express has entered into a series of contractual agreements with Yiyang Xiangyun Group Company Limited (“Yiyang Group”), as more fully described in Section 2.2(m) herein.

(c)           Capital Structure.  The authorized capital stock of Eminent Promise consists of 50,000 shares of common stock, par value US$1.00 per share. As of the date of execution of this Agreement, Eminent Promise has a total of 40,000 shares of common stock issued and outstanding.  All outstanding shares of Eminent Promise stock are validly issued, fully paid and nonassessable and not subject to preemptive rights or other restrictions on transfer.  All of the issued and outstanding shares of Eminent Promise were issued in compliance with all applicable securities laws.  Except as otherwise specified herein, there are no options, warrants, calls, agreements or other rights to purchase or otherwise acquire from Eminent Promise at any time, or upon the happening of any stated event, any shares of the capital stock of Eminent Promise.

(d)           Certificate of Incorporation, Bylaws and Minute Books.  The copies of the Articles of Incorporation and of the other corporate documents of Eminent Promise which have been delivered to China Transportation are true, correct and complete copies thereof.  The minute books of Eminent Promise which have been made available for inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of Eminent Promise since the date of incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

(e)           Authority.  Eminent Promise has all requisite power to enter into this Agreement and, subject to approval of the proposed transaction by the holders of 100% of its issued and outstanding shares which are entitled to vote to approve the proposed transaction, has the requisite power and authority to consummate the transactions contemplated hereby.  Except as specified herein, no other corporate or shareholder proceedings on the part of Eminent Promise are necessary to authorize the Exchange and the other transactions contemplated hereby.

China Transportation International Holdings Group Limited
Agreement for Share Exchange

(f)           Conflict with Agreements; Approvals.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Certificate of Incorporation or Bylaws of Eminent Promise or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Eminent Promise or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Eminent Promise in connection with the execution and delivery of this Agreement by Eminent Promise, or the consummation by Eminent Promise of the transactions contemplated hereby.

(g)           Financial Statements. On or before the date of Closing hereunder, Eminent Promise shall have delivered to China Transportation audited financial statements for its operating affiliate, Yiyang Group, for the fiscal years ended December 31, 2009 and December 31, 2008, audited in accordance with US Generally Accepted Accounting Principals (“GAAP”).

(h)           Books and Records.  Eminent Promise has made and will make available for inspection by China Transportation upon reasonable request all the books of account, relating to the business of Eminent Promise.  Such books of account of Eminent Promise have been maintained in the ordinary course of business.  All documents furnished or caused to be furnished to China Transportation by Eminent Promise are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(i)           Compliance with Laws.  Eminent Promise is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(j)           Liabilities and Obligations.  Eminent Promise has no material liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the Eminent Promise’s financial statements which are to be delivered to China Transportation pursuant to subparagraph (f) above, have not been paid or discharged since the date thereof and (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice and in accordance with this Agreement.

(k)           Litigation.  There is no suit, action or proceeding pending, or, to the knowledge of Eminent Promise threatened against or affecting Eminent Promise, which is reasonably likely to have a material adverse effect on Eminent Promise, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Eminent Promise having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(l)           Taxes.  Eminent Promise has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all other jurisdictions where such filing is required by law; and Eminent Promise has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods. Eminent Promise knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefore.

China Transportation International Holdings Group Limited
Agreement for Share Exchange

(m)          Licenses, Permits, Authorizations.  Eminent Promise owns or possesses in the operation of its business all material authorizations which are necessary for it to conduct its business as now conducted.  Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such authorizations.  Eminent Promise, through its subsidiary, Yiyang Tone Express, is a party to a set of contractual agreements with Yiyang Group, a corporation organized under the laws of the PRC, including a Exclusive Management and Consulting and Services Agreement, an Operating Agreement, a Power of Attorney, an Exclusive Option Agreement and an Equity Pledge Agreement pursuant to which  Yiyang Tone Express has voting control over Yiyang Group, has the exclusive right and option to acquire all of the equity interests in Yiyang Group, and has the right to advise, consult, manage and operate Yiyang Group and to collect 100% of the net profit of Yiyang Group.  As a result of this set of contractual agreements Eminent Promise is deemed to be principally engaged, through Yiyang Group, in the business of transportation in the People’s Republic of China.

(n)           Law of Peoples Republic of China. Eminent Promise’s Corporate Structure is not in violation of any laws, rules, or regulations of the Peoples Republic of China.

2.3           Representations and Warranties of the Eminent Promise Shareholders. By execution of this Agreement, each of the Eminent Promise Shareholders represents and warrants to China Transportation as follows:

(a)           Shares Free and Clear.   The shares of Eminent Promise which he or she owns are free and clear of any liens, claims, options, charges or encumbrances of any nature.

(b)           Unqualified Right to Transfer Shares.   He or she has the unqualified right to sell, assign, and deliver the portion of the shares of Eminent Promise specified on Exhibit A and, upon consummation of the transactions contemplated by this Agreement, China Transportation will acquire good and valid title to such shares, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.

(c)           Agreement and Transaction Duly Authorized.  He or she is authorized to execute and deliver this Agreement and to consummate the share exchange transaction described herein.   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which such Shareholder is a party or by which such Shareholder is bound.

China Transportation International Holdings Group Limited
Agreement for Share Exchange

ARTICLE III
COVENANTS RELATING TO CONDUCT OF BUSINESS

3.1           Covenants of Eminent Promise and China Transportation.  During the period from the date of this Agreement and continuing until the Effective Time, Eminent Promise and China Transportation each agree as to themselves  (except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing):

(a)           Ordinary Course.  Each party shall carry on its respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

(b)           Dividends; Changes in Stock.  No party shall (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, or (ii) repurchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of its capital stock.

(c)           Issuance of Securities.   No party shall issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting debt or convertible securities.

(d)           Governing Documents.  With the exception of an amendment to the Articles of Incorporation of China Transportation to complete a change of the company’s name to “China Transportation International Holdings Group”,  no party shall amend or propose to amend its Articles of Incorporation or Bylaws.

(e)           No Dispositions.  Except for the transfer of assets in the ordinary course of business consistent with prior practice, no party shall sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to such party.

(f)           Indebtedness.  No party shall incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others other than in each case in the ordinary course of business consistent with prior practice.

3.2           Other Actions.  No party shall take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue as of the date made (to the extent so limited), or in any of the conditions to the Exchange set forth in Article V not being satisfied.

China Transportation International Holdings Group Limited
Agreement for Share Exchange

ARTICLE IV
ADDITIONAL AGREEMENTS AND RELATED TRANSACTIONS

4.1           Restricted China Transportation Shares.  The Exchange Shares will not be registered under the Securities Act of 1933 (the “Securities Act”), but will be issued pursuant to applicable exemptions from such registration requirements for transactions not involving a public offering and/or for transactions which constitute “offshore transactions” as defined in Regulation S under the Securities Act.  Accordingly, the Exchange Shares will constitute "restricted securities" for purposes of the Securities Act and the holders of Exchange Shares will not be able to transfer such shares except upon compliance with the registration requirements of the Securities Act or in reliance upon an available exemption therefrom.  The certificates evidencing the Exchange Shares shall contain a legend to the foregoing effect and the holders of such shares shall deliver at Closing an Investment Letter acknowledging the fact that the Exchange Shares are restricted securities and agreeing to the foregoing transfer restrictions.

4.2           Access to Information.  Upon reasonable notice, China Transportation and Eminent Promise shall each afford to the officers, employees, accountants, counsel and other representatives of the other company, access to all their respective properties, books, contracts, commitments and records and, during such period, each of China Transportation and Eminent Promise shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request.  Unless otherwise required by law, the Parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

4.3           Legal Conditions to Exchange.  Each of China Transportation and Eminent Promise shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Exchange and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or upon any of their related entities or subsidiaries in connection with the Exchange.  Each party shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by China Transportation or Eminent Promise or any of their related entities or subsidiaries in connection with the Exchange or the taking of any action contemplated thereby or by this Agreement.

4.4           China Transportation Board of Directors and Officers.  The current officers of the China Transportation shall resign as of the Closing Date after appointment of successors designated by Eminent Promise.  Frank Pioppi shall resign as a Director of the Company as of Closing Date and shall appoint Mr. Yueming Guo as a director of the Company to fill the vacancy created by his resignation.  Anna Herbst shall resign as a director of the Company as soon as permissible following compliance with Rule 14f-1 under the Exchange Act, after appointing successors designated by Eminent Promise.  None of the information supplied or to be supplied by Eminent Promise for inclusion or incorporation by reference in the notice required by Rule 14f-1 under the Exchange Act will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

China Transportation International Holdings Group Limited
Agreement for Share Exchange

4.5           Cancellation of Yueming Guo Shares.  In order to facilitate the closing of the share exchange transaction contemplated herein, Mr. Yueming Guo hereby agrees to return 14,700,000 shares of common stock to China Transportation for cancellation immediately prior to the closing of the share exchange transaction.    Upon receipt of Mr. Yueming Guo’s share certificate representing 14,700,000 shares of common stock, such shares shall be immediately cancelled by China Transportation and returned to the status of authorized but unissued capital stock of China Transportation.

ARTICLE V
CONDITIONS PRECEDENT

5.1           Conditions to Each Party's Obligation To Effect the Exchange.  The respective obligations of each party to effect the Exchange shall be conditional upon the filing, occurring or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby.

5.2           Conditions to Obligations of China Transportation.  The obligation of China Transportation to effect the Exchange is subject to the satisfaction of the following conditions on or before the Closing Date unless waived by China Transportation:

(a)           Representations and Warranties.  The representations and warranties of Eminent Promise and of the Eminent Promise Shareholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and China Transportation shall have received a certificate signed on behalf of Eminent Promise by the President of Eminent Promise and a certificate signed by each of the Eminent Promise Shareholders to such effect.

(b)           Performance of Obligations of Eminent Promise.  Eminent Promise shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and China Transportation shall have received a certificate signed on behalf of Eminent Promise by the President to such effect.

(c)           Closing Documents.  China Transportation shall have received such certificates and other closing documents as counsel for China Transportation shall reasonably request.

(d)           No Dissenting Shares.  Eminent Promise Shareholders holding 100% of the issued and outstanding common stock of number of shares of common stock of Eminent Promise shall have executed this Agreement and consented to completion of the share exchange transaction described herein.

China Transportation International Holdings Group Limited
Agreement for Share Exchange

(e)           Consents.  Eminent Promise shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of China Transportation, individually or in the aggregate, have a material adverse effect on Eminent Promise and its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby.  Eminent Promise shall also have received the approval of its shareholders in accordance with applicable law.

(f)           Due Diligence Review. China Transportation shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of Eminent Promise and shall not have determined that any of the representations or warranties of Eminent Promise contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that Eminent Promise is otherwise in violation of any of the provisions of this Agreement.

(g)          Pending Litigation.  There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of China Transportation, made in good faith, would make the consummation of the Exchange imprudent.  In addition, there shall not be any other litigation or other proceeding pending or threatened against Eminent Promise, the consequences of which, in the judgment of China Transportation, could be materially adverse to Eminent Promise.

(h)          GAAP Audited Financial Statements of Yiyang Group.  China Transportation’s obligations hereunder shall be contingent upon its receipt of audited financial statements for Yiyang Group, for the fiscal years ended December 31, 2009 and December 31, 2008.

(i)           Reserved.

5.3          Conditions to Obligations of Eminent Promise.  The obligation of Eminent Promise to effect the Exchange is subject to the satisfaction of the following conditions unless waived by Eminent Promise.

(a)           Representations and Warranties.  The representations and warranties of China Transportation set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, Eminent Promise shall have received a certificate signed on behalf of China Transportation by the President to such effect.

(b)          Performance of Obligations of China Transportation.  China Transportation shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Eminent Promise shall have received a certificate signed on behalf of China Transportation by the President to such effect.

China Transportation International Holdings Group Limited
Agreement for Share Exchange

(c)           Closing Documents.  Eminent Promise shall have received the following certificates and other closing documents as counsel for Eminent Promise shall reasonably request.

(1)
Closing Certificate.  Eminent Promise Shareholders shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of China Transportation, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of China Transportation threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the schedules to this Agreement, by or against China Transportation, which might result in any material adverse change in any of the assets, properties or operations of China Transportation.

(2)
Officer’s Certificate. Eminent Promise Shareholders shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of China Transportation, certifying that there are no existing liabilities as of the Closing Date and that each representations and warranties of China Transportation contained in this Agreement shall be true and correct on and as of the Closing Date.

(3)
Secretary’s Certificate.  Eminent Promise Shareholders shall have been furnished with a certificate dated the Closing Date and signed by the secretary of China Transportation, certifying to Eminent Promise Shareholders the resolutions adopted by the Board of Directors of China Transportation approving, as applicable, the transactions contemplated by this Agreement and the issuance of the Exchange Shares, certifying the current versions of its certificates of incorporation and bylaws or other organizational documents and certifying as to the signatures and authority of persons signing this Agreement and related documents on its behalf.

(4)
Good Standing. Eminent Promise Shareholders shall have received a certificate of good standing from the Secretary of State of Nevada, dated as of a date within ten days prior to the Closing Date, certifying that China Transportation is in good standing as a corporation in the State of the Nevada and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

(5)
No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

(d)           Consents.  China Transportation shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby.

China Transportation International Holdings Group Limited
Agreement for Share Exchange

(e)           Due Diligence Review.  Eminent Promise shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of China Transportation and shall not have determined that any of the representations or warranties of China Transportation contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that China Transportation is otherwise in violation of any of the provisions of this Agreement.

(f)           Pending Litigation.  There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of Eminent Promise, made in good faith, would make the consummation of the Exchange imprudent.  In addition, there shall not be any other litigation or other proceeding pending or threatened against China Transportation the consequences of which, in the judgment of Eminent Promise, could be materially adverse to China Transportation.

(g)           Liabilities.  At or prior to the Effective Date, China Transportation shall transfer any and all liabilities on the books out of China Transportation and shall provide confirmation in writing that as of the date of Closing it has no assets and no liabilities.

5.4          Reserved.

ARTICLE VI
TERMINATION AND AMENDMENT

6.1          Termination.  This Agreement may be terminated at any time prior to the Effective Time:

(a)	by mutual written consent of China Transportation and Eminent Promise;

(b)
by  either  China Transportation or  Eminent Promise if  there has  been  a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Exchange shall have become final and non-appealable; or

(c)	by China Transportation if Eminent Promise has not supplied China Transportation with financial statements pursuant to Section 5.2(h) hereof on or before March 31, 2010.

6.2          Effect of Termination.  In the event of termination of this Agreement by either Eminent Promise or China Transportation as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto.  In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

China Transportation International Holdings Group Limited
Agreement for Share Exchange

6.3         Amendment.  This Agreement may be amended by mutual agreement of China Transportation, Eminent Promise and the Shareholders, provided that in the case of China Transportation and Eminent Promise, any such amendment must be authorized by their respective Board of Directors, and to the extent required by law, approved by their respective shareholders.   Any such amendment must be by an instrument in writing signed on behalf of each of the Parties hereto.

6.4         Extension; Waiver.  At any time prior to the Effective Time, the Parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VII
INDEMNIFICATION

7.1          China Transportation Indemnification.  China Transportation agrees to defend, indemnify and hold harmless Eminent Promise and all of Eminent Promise’s officers, directors, stockholders, employees and agents against any and all expenses, costs, and damages (other than costs and expenses directly incurred by Eminent Promise and the officers, directors, stockholders, employees and agents of Eminent Promise in the process of their due diligence investigation), including, but not limited to all expenses of defense and investigation relating thereto, of any and every nature and description, however incurred, arising out of any wrongful or negligent act or omission by China Transportation or any designee of China Transportation related to the Letter of Intent, this Agreement, the transactions described herein, and any agreements or proceedings related to any of them.

7.2.         Eminent Promise Indemnification.  Eminent Promise agrees to defend, indemnify and hold harmless China Transportation and all of China Transportation’s officers, directors, stockholders, employees and agents against any and all expenses, costs, and damages (other than costs and expenses directly incurred by China Transportation and the officers, directors, stockholders, employees and agents of China Transportation in the process of their due diligence investigation), including, but not limited to all expenses of defense and investigation relating thereto, of any and every nature and description, however incurred, arising out of any wrongful or negligent act or omission by Eminent Promise or any designee of Eminent Promise related to the Letter of Intent, this Agreement, the transactions described herein, and any agreements or proceedings related to any of them.

ARTICLE VIII
GENERAL PROVISIONS

8.1          Survival of Representations, Warranties and Agreements.  All of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time for a period of three years from the date of this Agreement.

China Transportation International Holdings Group Limited
Agreement for Share Exchange

8.2          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to:	China Transportation International Holdings Group Limited
Attn: Frank Pioppi
P.O. Box 110310,
Naples, FL 34108-0106

(b) If to:	Eminent Promise Limited
C/o Yueming Guo, Director
Yiyang Xiangyun Group Co., Ltd.
No.823, Taohualun West Road
Yiyang City, HuNan Province
China 413000

(c) If to the Shareholders, at their respective addresses specified on Exhibit C.

8.3          Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

8.4          Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

8.5          Entire Agreement; No Third Party Beneficiaries; Rights of Ownership.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the Parties hereto any rights or remedies hereunder.

8.6          Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of law.

China Transportation International Holdings Group Limited
Agreement for Share Exchange

8.7          No Remedy in Certain Circumstances.  Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

8.8          Publicity.  Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

8.9          Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

[signature page follows]

China Transportation International Holdings Group Limited
Agreement for Share Exchange

IN WITNESS WHEREOF, this Agreement for Share Exchange has been signed by the Parties set forth below as of the date first set forth above.

CHINA TRANSPORTATION INTERNATIONAL HOLDINGS GROUP LIMITED

/s/ Frank Pioppi
By: Frank Pioppi, Chief Executive Officer

EMINENT PROMISE LIMITED

/s/ Yueming Guo
By: Mr. Yueming Guo, Director

EMINENT PROMISE SHAREHOLDERS:
/s/ Yueming Guo
Mr. Yueming Guo, shareholder

/s/ Caichun Wen
Ms. Caichun Wen, shareholder

/s/ Liqin Cui
Mr. Liqin Cui, shareholder

/s/ Jianming Liu
Mr. Jianming Liu, shareholder

/s/ Xin He
Mr. Xin He, shareholder

Will Tone Limited, shareholder
/s/ Yueming Guo
By: Yueming Guo, Director

INDIVIDUAL:
/s/ Yueming Guo
Mr. Yueming Guo, Individually

China Transportation International Holdings Group Limited
Agreement for Share Exchange

EXHIBIT A

Shareholders of Eminent Promise	No. of shares	Percent

Mr. Yueming Guo	6,856	17.14%

Ms. Caichun Wen	3,280	8.20%

Mr. Jianming Liu	1,200	3.00%

Mr. Liqin Cui	600	1.5%

Mr. Xin He	136	.34%

Will Tone Limited	27,928	69.82%

TOTAL	40,000	100%

China Transportation International Holdings Group Limited
Agreement for Share Exchange

EXHIBIT B

Shares Issued in Share Exchange Transaction

Shareholders	No. of shares	Percent

Mr. Yueming Guo	2,519,575	17.14%

Ms. Caichun Wen	1,205,400	8.20%

Mr. Jianming Liu	441,000	3.00%

Mr. Liqin Cui	220,353	1.5%

Mr. Xin He	50,000	.34%

Will Tone Limited	10,263,672	69.82%

TOTAL	14,700,000	100%

China Transportation International Holdings Group Limited
Agreement for Share Exchange

EXHIBIT C

Shareholders of China Transportation After Exchange	No. of shares	Percent Ownership of China Transportation After Exchange

Mr. Yueming Guo No.823, Taohualun West Road Yiyang City, HuNan Province China 413000	2,519,575	12.6%

Ms. Caichun Wen No.823, Taohualun West Road Yiyang City, HuNan Province China 413000	1,205,400	6.03%

Mr. Jianming Liu No.823, Taohualun West Road Yiyang City, HuNan Province China 413000	441,000	2.20%

Mr. Liqin Cui No.823, Taohualun West Road Yiyang City, HuNan Province China 413000	220,353	1.10%

Mr. Xin He No.823, Taohualun West Road Yiyang City, HuNan Province China 413000	50,000	.25%

Will Tone Limited No.823, Taohualun West Road Yiyang City, HuNan Province China 413000	10,263,672	51.32%

Existing Shareholders of China Transportation.	5,300,000	26.50%

TOTAL	20,000,000	100%

China Transportation International Holdings Group Limited
Agreement for Share Exchange

SCHEDULE 2.1 (c)

China Transportation Articles of Incorporation

China Transportation Bylaws

China Transportation International Holdings Group Limited
Agreement for Share Exchange

SCHEDULE 2.1 (n)

Material Contracts

None

China Transportation International Holdings Group Limited
Agreement for Share Exchange

SCHEDULE 2.1 (r)

Bank Accounts

None

China Transportation International Holdings Group Limited
Agreement for Share Exchange